Exhibit 99.1

Chico’s FAS, Inc. — 11215 Metro Parkway — Fort Myers, Florida 33966 — (239) 277-6200

Chico’s FAS, Inc. Reports First Quarter

Earnings Per Share of $0.32

•	Record quarterly net sales of $670.7 million

•	Flat comparable sales, on top of last year’s 9.6% increase

•	Share repurchases of 3.4 million shares for $60 million

•	Opened 46 new stores, including two Boston Proper boutiques

Fort Myers, FL – May 29, 2013 – Chico’s FAS, Inc. (NYSE: CHS) today announced its fiscal 2013 first quarter financial results.

For the first quarter, when excluding non-recurring acquisition and integration costs related to the Boston Proper acquisition, the Company reported net income of $51.7 million, a decrease of 4.2% compared to net income of $54.0 million in last year’s first quarter, and earnings per diluted share of $0.32, flat to a record $0.32 per diluted share in last year’s first quarter. Including non-recurring acquisition and integration costs, the Company reported net income of $51.1 million, a decrease of 4.7% compared to net income of $53.6 million in last year’s first quarter, and earnings per diluted share of $0.31, a decrease of 3.1% compared to $0.32 per diluted share in last year’s first quarter.

Net Sales

For the first quarter, net sales were a record $670.7 million, an increase of 3.1% compared to $650.8 million in last year’s first quarter, primarily reflecting 114 net new stores for a square footage increase of 9.0%. Comparable sales for the first quarter were flat following a 9.6% increase in last year’s first quarter, reflecting higher transaction count offset by a decrease in average dollar sale. The comparable sales results primarily reflect the impact of an unusually cool spring and the cycling of strong comparable sales last year.

The Chico’s/Soma Intimates brands’ comparable sales decreased 2.8% following an 8.8% increase in last year’s first quarter for a two-year stack of 6.0% and the White House | Black Market (“WH|BM”) brand’s comparable sales increased 6.4% following an 11.3% increase in last year’s first quarter for a two-year stack of 17.7%.

Gross Margin

For the first quarter, gross margin was $386.8 million compared to $378.6 million in last year’s first quarter. As a percentage of net sales, gross margin was 57.7%, a 50 basis point decrease from last year’s first quarter, primarily reflecting higher promotion of seasonal merchandise during an unusually cool spring and investment in new distribution automation partially offset by lower incentive compensation.

Selling, General and Administrative Expenses

For the first quarter, selling, general and administrative expenses (“SG&A”) were $304.9 million compared to $291.7 million in last year’s first quarter. As a percentage of net sales, SG&A was 45.5%, a 70 basis point increase from last year’s first quarter, primarily reflecting higher occupancy and marketing expenses as a percent of net sales partially offset by lower incentive compensation.

Inventories

In-store inventory per selling square foot increased approximately 2.3% over the first quarter last year. At the end of the first quarter, total inventories were $243.5 million compared to $213.7 million at the end of the first quarter last year. Inventories increased by $29.8 million, or 13.9%, primarily reflecting inventory to support a square footage increase of 9.0%. Excluding the impact of the calendar shift from last fiscal year’s 53rd week, inventory increased approximately 9.2% from prior year.

Share Repurchase Program

During the first quarter of fiscal 2013, the Company repurchased 3.4 million shares for $60 million under its $300 million share repurchase program announced in February 2013, with $240 million remaining under the program as of the end of the first quarter.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico’s, White House | Black Market, Soma Intimates, and Boston Proper, is a leading women’s omni-channel specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

As of May 4, 2013, the Company operated 1,397 stores in the US. The Company’s merchandise is also available at www.chicos.com, www.whbm.com, www.soma.com, and www.bostonproper.com. For more detailed information on Chico’s FAS, Inc., please go to our corporate website at www.chicosfas.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

For more detailed information on Chico’s FAS, Inc., please go to our corporate website at www.chicosfas.com.

(Financial Tables Follow)

Chico’s FAS, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 4, 2013		April 28, 2012
	Amount	% of Sales	Amount	% of Sales
Net sales:
Chico’s/Soma Intimates	$424,661	63.3%	$425,342	65.3%
White House | Black Market	220,398	32.9%	191,727	29.5%
Boston Proper	25,663	3.8%	33,748	5.2%

Total net sales	670,722	100.0%	650,817	100.0%
Cost of goods sold	283,878	42.3%	272,221	41.8%

Gross margin	386,844	57.7%	378,596	58.2%
Selling, general and administrative expenses	304,899	45.5%	291,676	44.8%
Acquisition and integration costs	914	0.1%	558	0.1%

Income from operations	81,031	12.1%	86,362	13.3%
Interest income, net	191	0.0%	183	0.0%

Income before income taxes	81,222	12.1%	86,545	13.3%
Income tax provision	30,100	4.5%	32,900	5.1%

Net income	$51,122	7.6%	$53,645	8.2%

Per share data:
Net income per common share-basic	$0.31		$0.32

Net income per common and common equivalent share–diluted	$0.31		$0.32

Weighted average common shares outstanding–basic	158,584		163,974

Weighted average common and common equivalent shares outstanding–diluted	159,536		164,876

Dividends declared per share	$0.110		$0.105

Chico’s FAS, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	May 4, 2013	February 2, 2013	April 28, 2012
	(Unaudited)		(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$85,616	$56,859	$147,077
Marketable securities, at fair value	202,769	272,499	193,446
Inventories	243,472	206,849	213,676
Prepaid expenses and other current assets	55,280	61,786	50,973

Total Current Assets	587,137	597,993	605,172

Property and Equipment, net	614,423	608,120	564,904

Other Assets:
Goodwill	238,693	238,693	238,693
Other intangible assets, net	126,665	127,754	131,022
Other assets, net	8,206	8,068	6,821

Total Other Assets	373,564	374,515	376,536

	$1,575,124	$1,580,628	$1,546,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$152,123	$129,387	$147,925
Other current liabilities	160,004	173,024	164,746

Total Current Liabilities	312,127	302,411	312,671

Noncurrent Liabilities:
Deferred liabilities	137,929	132,374	128,054
Deferred taxes	52,221	52,644	49,528

Total Noncurrent Liabilities	190,150	185,018	177,582

Stockholders’ Equity:

Preferred stock	—	—	—
Common stock	1,621	1,628	1,677
Additional paid-in capital	355,162	348,775	313,756
Retained earnings	715,911	742,580	740,720
Accumulated other comprehensive income	153	216	206

Total Stockholders’ Equity	1,072,847	1,093,199	1,056,359

	$1,575,124	$1,580,628	$1,546,612

Chico’s FAS, Inc.

Condensed Consolidated Cash Flow Statements

(Unaudited)

(in thousands)

	Thirteen Weeks Ended
	May 4, 2013	April 28, 2012
Cash Flows From Operating Activities:
Net income	$51,122	$53,645

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,124	26,092
Deferred tax (benefit) expense	4,169	(2,014)
Stock-based compensation expense	7,492	5,318
Excess tax benefit from stock-based compensation	(1,028)	(3,136)
Deferred rent and lease credits	(4,263)	(4,027)
Loss on disposal and impairment of property and equipment	281	1,285
Changes in assets and liabilities, net of effects of acquisition:
Inventories	(36,623)	(19,206)
Prepaid expenses and other assets	1,545	3,284
Accounts payable	13,823	38,726
Accrued and other liabilities	(2,193)	36,845

Net cash provided by operating activities	63,449	136,812

Cash Flows From Investing Activities:
(Increase) Decrease in marketable securities	69,666	(4,633)
Purchases of property and equipment, net	(34,599)	(40,942)

Net cash (used in) provided by investing activities	35,067	(45,575)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	3,067	5,815
Excess tax benefit from stock-based compensation	1,028	3,136
Dividends paid	(8,939)	(8,753)
Repurchase of common stock	(64,915)	(3,277)

Net cash used in financing activities	(69,759)	(3,079)

Net increase in cash and cash equivalents	28,757	88,158
Cash and Cash Equivalents, Beginning of period	56,859	58,919

Cash and Cash Equivalents, End of period	$85,616	$147,077

Supplemental Detail on Earnings Per Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of basic earnings per share pursuant to the “two-class” method. For the Company, participating securities are comprised of unvested restricted stock awards.

Earnings per share is determined using the two-class method, as it is more dilutive than the treasury stock method. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the dilutive effect of potential common shares from securities such as stock options and performance-based restricted stock units (“PSUs”).

The following table sets forth the computation of basic and diluted earnings per share shown on the face of the accompanying consolidated statements of income (in thousands, except per share amounts):

	Thirteen Weeks Ended
	May 4, 2013	April 28, 2012
	(dollars in thousands)
Numerator
Net income	$51,122	$53,645
Net income and dividends declared allocated to unvested restricted stock	(1,187)	(933)

Net income available to common shareholders	$49,935	$52,712

Denominator
Weighted average common shares outstanding – basic	158,584,066	163,973,850
Dilutive effect of stock options and PSUs outstanding	951,763	902,397

Weighted average common and common equivalent shares outstanding – diluted	159,535,829	164,876,247

Net income per common share:
Basic	$0.31	$0.32

Diluted	$0.31	$0.32

SEC Regulation G - The Company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude certain non-recurring charges including acquisition and integration costs, may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that impact the comparability of the results. A reconciliation of net income and earnings per diluted share on a GAAP basis to net income and earnings per diluted share on a non-GAAP basis is presented in the table below:

Chico’s FAS, Inc.

Non-GAAP to GAAP Reconciliation of Net Income and Diluted EPS

(in thousands, except per share amounts)

	May 4, 2013	April 28, 2012
Net income:
GAAP basis	51,122	53,645

Add: Impact of acquisition and integration costs, net of tax	575	346

Non-GAAP adjusted basis	$51,697	$53,991

Net income per diluted share:
GAAP basis	$0.31	$0.32

Add: Impact of acquisition and integration costs, net of tax	0.01	0.00

Non-GAAP adjusted basis	$0.32	$0.32

Chico’s FAS, Inc.

Store Count and Square Footage

As of May 4, 2013

(Unaudited)

	As of 2/2/2013	New Stores	Closures	As of 5/4/2013
Store count:
Chico’s frontline boutiques	606	8	(3)	611
Chico’s outlets	99	3	—	102
WH|BM frontline boutiques	398	13	(2)	409
WH|BM outlets	45	3	—	48
Soma frontline boutiques	193	17	(1)	209
Soma outlets	16	—	—	16
Boston Proper frontline boutiques	—	2	—	2

Total Chico’s FAS, Inc.	1,357	46	(6)	1,397

	As of 2/2/2013	New Stores	Closures	Other changes in SSF	As of 5/4/2013
Net selling square footage (SSF):
Chico’s frontline boutiques	1,653,252	20,762	(7,777)	1,519	1,667,756
Chico’s outlets	251,846	6,822	—	(177)	258,491
WH|BM frontline boutiques	873,183	32,118	(4,247)	9,061	910,115
WH|BM outlets	91,619	5,985	—	—	97,604
Soma frontline boutiques	370,770	33,747	(2,313)	(3,487)	398,717
Soma outlets	30,773	—	—	—	30,773
Boston Proper frontline boutiques	—	2,878	—	—	2,878

Total Chico’s FAS, Inc.	3,271,443	102,312	(14,337)	6,916	3,366,332

Executive Contact:

Todd Vogensen

Vice President-Investor Relations

Chico’s FAS, Inc.

(239) 346-4199